Exhibit 99.1

NOW Inc. Announces New Chief Executive Officer

Board of Directors appoints David Cherechinsky to the CEO role and

Dick Alario assumes the role of Executive Vice Chairman

HOUSTON (June 1, 2020) – NOW Inc. (NYSE: DNOW) (or the “Company” or “DistributionNOW”) today announced that its Board of Directors (the “Board”) has appointed David (Dave) Cherechinsky to lead the company as full-time Chief Executive Officer, effective immediately. Cherechinsky, who has served as Chief Financial Officer of the Company since 2018, will take over the CEO role from Dick Alario, a current Board Director who stepped in as interim CEO during a leadership transition in November 2019. In his new role, Alario will continue advising the Company as Executive Vice Chairman and will work alongside Cherechinsky for a brief transition period as Cherechinsky assumes his role as the new CEO.

“At the end of 2019, DNOW embarked on a significant cost and structural transformation initiative to improve the Company’s market position, and Dave has played a central role in shaping our strategy and driving those projects to maximize our competitive advantage,” Wayne Richards, Chairman of the Board of DistributionNOW, said. “Dave is a well-established leader with a strong track record of driving innovation across the business, and the Board is confident that he’s the best candidate to continue the transformation that is underway, especially during these unprecedented global economic challenges.”

“Dave understands DNOW’s business from multiple vantage points, having taken on a variety of strategic responsibilities for the Company and its predecessor, National Oilwell Varco (NOV), from which it spun out. He is widely respected by our customers, suppliers, investors and employees, which is something we value in a leader as the Company evolves in this rapidly changing world,” Richards added. “After a thorough and productive external and internal search process, the Board determined that Dave brings significant value and stability to the CEO position and a deep knowledge of DNOW’s business. The Board thanks the members of the search committee for its work to provide the Board with excellent candidates from which to choose.”

Prior to becoming CFO of DNOW, Cherechinsky served as the Company’s Chief Accounting Officer, and prior to that, as Vice President of Finance for the NOV Distribution & Transmission business segment. He began his career at NOV in 1989.

“I am honored to be taking on these new responsibilities as we transform DNOW into a digitized distributor to energy and industrial markets, an initiative that puts more focus on our customers and suppliers. I believe our market-disruptive ecommerce platform, DigitalNOW®, will revolutionize oilfield distribution as we leverage technology to make it easier for customers to do business with us,” Cherechinsky said. “We are well positioned to weather this downturn with a vastly improved cost structure, zero debt and ample liquidity, which will fortify our position for a sustainable future.”

“We thank Dick for leading the Company as interim CEO during a pivotal time in our history, and the other directors and I take comfort knowing that he will continue advising the Company alongside us in his Board seat and as a member of the executive management of DNOW,” Richards added. “DNOW’s current strategy and trajectory was solidified through a remarkable partnership between Dick and Dave, and we look forward to continuing to work closely with both of them to attain DNOW’s objectives.”

Alario added, “Working with Dave during the last seven months, it became clear to me that he had earned the respect of our organization, and that he could uniquely provide internal stability moving from his CFO role to chief executive, while at the same time leading the changes needed to improve DNOW’s market position. I look forward to continuing to work with Dave to drive value for all of our stakeholders.”

The Board selected Mark Johnson to succeed Cherechinsky as Chief Financial Officer. Johnson has served as DNOW’s Chief Accounting Officer and Vice President, Corporate Controller since 2018. Prior to that, he served as the Company’s Vice President of Finance and Assistant Corporate Controller after the 2014 spin off. He joined NOV in 2008 after working in public accounting and served as Vice President of Finance for the NOV Distribution business group from 2012 until it was spun off in 2014.

“The Board feels very fortunate to have such a well-qualified leader with a breadth of finance experience in Mark,” added Richards. “We have no doubt Mark will seamlessly step into the critical CFO role.”

About NOW Inc.

DistributionNOW is a worldwide supplier of energy and industrial products and engineered equipment solutions. Our 3,075 employees from a network of 210 physical locations in more than 20 countries offer a suite of digital solutions branded as DigitalNOW® that provide customers world-class technology for digital commerce and data and information management. Our locations provide products and solutions to exploration and production companies, energy transmission and storage companies, refineries, chemical companies, utilities, mining, municipal water, manufacturers and engineering and construction companies. DistributionNOW has a legacy of over 150 years and is headquartered in Houston, Texas.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Media Contact

Abernathy MacGregor

Christen Bagley

(713) 343-0427

cdb@abmac.com

IR Contact

DistributionNOW

Brad Wise

Vice President, Marketing and Investor Relations

(281) 823-4006

ir@dnow.com

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